Exhibit 99.1

QUARTERLY REPORT JUNE 2025 Comments from Managing Director and CEO, Douglas Thompson “Our operations had a great quarter with the improvements made in production and cost resulting in improved earnings in the quarter; and a record producing June month for ROM production that has not been achieved since July 2019. The performance is again expected to increase into the second half of the year with the ramp up of the Mammoth Underground Mine and Buchanan Expansion projects and completion of our cost reduction programs. The quarter reflected significant progress across the business, including major production and cost improvements, milestone advancements in our key expansion ramp-ups, management of weather-related impacts, the structured suspension of certain assets to preserve cash and good progress with liquidity initiatives to support current market conditions. The positive momentum reflects the impact of our people delivering the outcomes within our strategic plan and new leadership under our CFO Barrie Van der Merwe and COO Craig Manz; and the introduction of a focused program designed to accelerate and sustain gains. The program is already delivering results as seen through this quarter’s achievements and is expected to deliver further upside into next quarters. Ramp-up activities across our key expansion projects have remained on track. The Buchanan expansion project delivered first coal on time and within budget in the quarter. This is our second major growth project that has been delivered on time and within budget. Both the Buchanan expansion project and Mammoth are expected to be at full run rates during the December quarter of 2025, equivalent to an additional ~3 Mt annualised Saleable production. These projects are forecast to materially increase production, result in lower unit cost and drive significantly improved cash generation in H2 2025. As previously announced, we have implemented a series of business initiatives to preserve cash and enhance near-term liquidity, while market conditions for metallurgical coal remain challenging, with persistently low pricing. These initiatives included reductions in both operating and capital expenditure, rephasing of project timelines, and optimisation HIGHLIGHTS ➢ June 2025 ROM production was best monthly result since July 2019 at $72/tonne Average Mining Costs Per Tonne Sold which has driven improved returns. ➢ 20% increase in ROM production from 5.8 Mt to 7.0 Mt quarter on quarter. ➢ Average Mining Costs Per Tonne Sold for June quarter of $92/tonne at lower end of full-year cost guidance and down 18% on March 2025 quarter. ➢ Delivered positive uplift across all production and cost performance indicators within the quarter, with significant improvement expected in the coming quarters. ➢ Expected increase in production to provide cash flow benefits in the second half with Mammoth and Buchanan expansion projects complete. Both projects cutting coal and expected to deliver a step change in production at lower costs. ➢ $284 million immediately available liquidity, a further $53 million subject to increasing the borrowing base under the ABL Facility and a further $50 million of Stanwell rebate deferrals over H2 FY25. Future cash expected from increased production, limiting the impact of past trends.

QUARTERLY REPORT
JUNE 2025

of working capital. These actions are progressing well to deliver liquidity improvements of approximately $80 million over the course of 2025, with ~$32 million delivered in the quarter.

We have made meaningful progress on near-term funding initiatives with the new $150 million ABL Facility and an additional ~$150 million of liquidity support from Stanwell in return for additional future coal supply at increased pricing levels. These liquidity improvements are expected to meet our current needs through the sustained low pricing cycle.

Looking ahead, we remain confident in the strength of our strategy and asset base. Our high-quality, long-life coal reserves, strategically located operations supplying sought after products and well-established relationships with customers in high-growth markets provide a solid foundation for long-term value creation. The upcoming reset of our Stanwell obligations, expected to be effective from early 2027, are also expected to deliver a material benefit to shareholders of ~$150 million per year increase in cashflow on today's thermal coal prices.

Our strategic priorities remain unchanged to operate efficiently and safely, protect cash, secure liquidity and preserve optionality. We will also stay focused on any options to support liquidity as announced recently through potential minority sales or other funding sources and be ready to grow when the cycle improves.

Coronado is a business with strong fundamentals, a clear direction, and a leadership team focused on navigating current challenges while building for the future. Our performance in Q2 has been a testament to this."

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised pricing

Summary Information (unaudited)		Jun Q25	Mar Q25	Change	Jun 2025 YTD	Jun 2024 YTD	Change
ROM production	**Mt**	**7.0**	**5.8**	**20.0%**	**12.9**	**13.4**	**(4.0%)**
Australia	Mt	3.4	2.4	41.0%	5.9	6.5	(10.2%)
USA	Mt	3.6	3.4	5.1%	7	6.9	2.0%
Saleable production	**Mt**	**3.7**	**3.5**	**6.9%**	**7.2**	**7.5**	**(4.2%)**
Australia	Mt	2.3	2.2	6.8%	4.5	4.8	(7.3%)
USA	Mt	1.4	1.3	6.9%	2.7	2.7	1.5%
% Met Coal	**%**	**79.6%**	**83.0%**	**(3.4%)**	**81.3%**	**80.1%**	**1.2%**
Sales volumes	**Mt**	**3.7**	**3.4**	**6.6%**	**7.1**	**7.8**	**(8.7%)**
Australia	Mt	2.2	2.2	(1.1%)	4.5	5.2	(14.2%)
USA	Mt	1.4	1.2	21.0%	2.6	2.6	2.6%
Sales Mix							
Met Coal	%	78.4%	80.9%	(2.5%)	79.6%	79.9%	(0.3%)
Thermal Coal	%	21.6%	19.1%	2.5%	20.4%	20.1%	0.3%
Export Sales	%	71.0%	69.7%	1.3%	70.4%	69.8%	0.6%
Domestic Sales	%	29.0%	30.3%	(1.3%)	29.6%	30.2%	(0.6%)
Avg Mining Cost / Tonne Sold	**$/t**	**92.0**	**112.8**	**18.4%**	**102.1**	**107.7**	**5.2%**
Australia		80.6	107.6	25.1%	94.2	103.5	9.0%
USA		109.6	122.6	10.6%	115.5	116.2	0.6%
Realised Pricing							
AU- Realised Met Price (FOB)	US	147.5	152.9	(3.5%)	150.3	220.5	(31.8%)
PLV HCC FOB AUS Index Price	US	184.2	185.1	(0.5%)	184.64	275.6	(33.0%)
% of PLV HCC FOB AUS Index	%	80.1%	82.6%	(2.5%)	81.4%	80.0%	1.4%
US - Realised Met Price (FOR)	US	149.6	149.0	0.4%	149.3	166.0	(10.1%)
% of PLV HCC FOB AUS Index	%	81.2%	80.5%	0.7%	80.9%	60.2%	20.7%
Group - Realised Met Price (combined FOB/FOR)	US $/t	148.4	151.3	(1.9%)	149.8	199.3	(24.8%)
% of PLV HCC FOB AUS Index	%	80.6%	81.7%	(1.1%)	81.1%	72.3%	8.8%

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

2

QUARTERLY REPORT JUNE 2025 3 Group Production Overview The June quarter delivered a 6-year record monthly ROM production in the month of June and increased Saleable production. Met Coal production was marginally higher than the prior quarter; with thermal production, deprioritised in the prior quarter, increased to meet customer obligations. There was also a ~0.5 Mt ROM inventory build in the quarter which is forecasted to translate into cash generation in H2 with total ROM inventory at the end of the quarter ~1 Mt. Coronado has high confidence in the production ramp-up in subsequent quarters with our Buchanan expansion project and Mammoth producing coal and on track to deliver increased production in the second half of the year equivalent to ~+3 Mt annualised run rates. The increased production is expected to have a significantly favourable impact on earnings and operating cashflow growth in H2. Australian Operations (Curragh Complex) Both ROM production and Saleable production in the quarter were higher than prior quarter and increased ROM inventory for the quarter end is forecast to translate into improved cash generation in July. The June month was a much-improved month for Saleable production and ROM production demonstrating the results of improvements made and the ability to increase volumes. Cost reductions continued to be realised with Average Mining Costs Per Tonne Sold in Q2 well below low end guidance levels and improved on prior quarter. At Mammoth, the third Continuous Miner commenced production in late June. Mammoth now has three production panels in operation and are in line with achieving their production plan for the full year. Mammoth is expected to deliver an additional 2 Mt incremental Saleable production per year and is expected to achieve this run rate in Q4 2025. U.S. Operations (Logan and Buchanan) Coronado’s U.S. operations demonstrated continuing improvement with ROM production and Saleable production better than the prior quarter and the 2024 June half year. This was delivered through a period of major works, with the scheduled idle time at Buchanan of four days in April to tie in the belts to the new production shaft and a longwall move in the northern district which was completed in less than five days. Buchanan continues to benefit from the operational flexibility afforded by the two longwalls yielding increased skip counts and belt availability. There is expected to be further enhancement through the expansion project in 2025 now in execution, which will add additional intermediate raw and product stockpiles and a second set of skips, providing further capacity. First coal was delivered from the Buchanan expansion project during the quarter with ~+1 Mt annual run rates expected to be achieved in Q4. Rail and port operations associated with Coronado’s U.S. operations performed as expected during the quarter. Caption: First Coal – Buchanan Expansion Project (Extracted from live video)

QUARTERLY REPORT JUNE 2025 4 Safety and Health The Group TRIR as of 30 June 2025 was 1.05 compared to 1.10 in the same period in the prior year. In Australia, the 12-month rolling average TRIR as of 30 June 2025 was 0.61. In the U.S., the 12-month rolling average TRIR as of 30 June 2025 was 1.63, both well below the industry averages. Sales volumes, Realisations and Mix Sales volumes were up 7% on the prior quarter, attributable to improved performance from the U.S. operations. Met Coal realisation decreased 3% on prior quarter as the market preference was toward 2 nd tier lower cost products. Sales mix consisted of 78% Met Coal and 22% thermal coal which is largely consistent with the average mix in prior quarters. METALLURGICAL COAL MARKETS Outlook The benchmark PLV HCC FOB AUS and LV HCC FOB USEC index prices ranged between $169 to $196 per tonne and $174 to $181 per tonne respectively throughout the June quarter. The Company considers there are several factors that continue to drive the index price range: • Weak Global Demand: Despite steady global steel production (China flat, ~+6% in India) year-on-year, supply concerns from mine suspensions and weather impacts in Australia, the overall demand for Met Coal has remained weak. China’s declining domestic demand due to real estate weakness is seen to be partially offset by exports and manufacturing. • Intensified Competition: Importers switched from 1 st tier to 2 nd tier Met Coal product due to price considerations which resulted in PCI outperforming the HCC product price. Low-cost steel and coke exports from China and Indonesia, coupled with discounted domestic Chinese Met Coal prices continue to pressure the price floor for seaborne coal. • Tariff Pressures: Retaliatory tariffs from China on U.S. coal have continued to spur reselling by mills and traders at heavily discounted spot market prices and changed the trade flows. While near-term volatility persists, Coronado continues to believe, based on the above factors, in the outlook that prices could improve in H2 2025, driven by tariffs imposed against Chinese steel exports and supply rationalisation; coupled with the continued positive indicators for steel production and demand in India, supported by strong growth in infrastructure, construction, and ‘Make-in-India’ initiatives. FINANCIAL PERFORMANCE Coronado achieved improved performance in production and cost in the June quarter resulting in a positive impact on returns which is expected to increase further into future periods as expansion projects ramp up. Our cost position has materially improved versus the prior March quarter, with the Average Mining Costs Per Tonne Sold, down 18%, driven by materially improved production. Further cost and capital reductions of up to $50 million are expected to be realised over the remainder of the financial year through: • Rephasing development at the Buchanan Complex resulting in a reduction in direct mining costs; • Continued idling of surface operations at the Logan Complex; and • Across the board budget reductions at the Curragh Complex and ongoing engagement with suppliers on required reductions. At an operating level, before Capital Expenditure of $75 million, the Group consumed only $19 million of cash excluding $96 million for the Stanwell prepayment and rebate deferral received during the June quarter. This included $17 million in Queensland state royalty payments, $8 million in Stanwell rebates, paid before the rebate deferral started. Net cash flows increased by $32 million in the June quarter and included cash backing of $31 million worth of guarantees; $4 million of transaction costs related to the ABL Facility and Stanwell prepayment arrangements, which are not expected to recur; and payment of the dividend in April 2025 (related to FY24) of $8 million; with cash outflows more than offset by inflows of ~$170 million from the ABL Facility and Stanwell prepayment and rebate deferral. It is worth noting that, even at these prices and before state royalties and the Stanwell rebate, Curragh was in a cash break-even position for the first half of FY25 after funding the Capital Expenditure for completion of Mammoth. Cash flow in the second half of 2025 is expected to materially benefit from the Mammoth and the Buchanan projects with a step change in production and much lower Capital Expenditure with our growth project capital now complete.

QUARTERLY REPORT JUNE 2025 5 Capital Expenditure was $84 million for the quarter, and $204 million H1 2025. Cash for Capital Expenditure was $147 million H1 2025; and the Company is forecasting cash Capital Expenditure of ~$230 million for 2025 with all major Capital Expenditure already completed in the first half of the year. The Company finalised the ABL Facility with Oaktree and completed the Stanwell prepayment transaction collectively increasing potential available liquidity by $300 million. At 30 June 2025, the Company had total immediately available liquidity of $284 million, comprising $262 million in cash and $22 million available on the ABL Facility, based on eligible borrowing base and a further $53 million remaining available subject to future increases in the borrowing base. Only $75 million was drawn on the ABL Facility with covenant testing only commencing from the start of the September 2025 quarter, under more flexible thresholds than the previous facility; and using annualised quarterly EBITDA for calculations to cater for the prolonged downturn in Met Coal pricing. A review event under the ABL Facility was triggered by a credit rating downgrade in July, but the Company successfully completed negotiations with the lender, with no changes to the terms or availability of the ABL Facility. The Stanwell rebate is expected to continue to be deferred through to the end of the year, adding ~$75 million in liquidity by year end since inception of the revised arrangements in April 2025, ~$50 million of this value is estimated to be in H2. The Company continues to pursue all available options to ensure that adequate liquidity is available in the current low-price environment including opportunities as previously announced such as the potential selling of minority stakes. Coronado is aware of continued media speculation regarding potential full or partial asset sales as well as a range of other matters and does not intend to comment on such speculation. There is no new information to report at this time. The Company remains committed to timely and transparent disclosure and will update the market in accordance with its continuous disclosure obligations. The increased production forecast with the Mammoth Underground Mine and Buchanan Expansion Project is expected to have a significantly favourable impact on EBITDA and Free Cash Flow growth into H2. Coronado intends to release its quarterly financial statements for the June quarter (SEC Form 10-Q) and accompanying half year reviewed financial results to the market on 12 August 2025 (AEST).

QUARTERLY REPORT
JUNE 2025

DEVELOPMENT PROJECTS AND EXPLORATION

Buchanan Expansion

The expansion project at Buchanan continued per plan during the June quarter, commissioning of the second set of skips has begun and is expected to be complete during July as scheduled.

The project is now in operation meaning all underground works, shaft and hoisting construction and surface product storage infrastructure is in place and currently transporting increased volumes of coal. The project is expected to deliver +1 Mt annualised run rates within Q4.

The expansion is expected to reduce costs, increase production above levels that were achieved at the time Coronado acquired Buchanan and ensures a long (20+ years) life.



Caption: New Surface Raw Coal Storage Area – Complete

Coronado quotes all numbers in U.S. dollars.

This Quarterly Report was authorised for release by the Board of Coronado Global Resources Inc.

Contacts

Coronado Global Resources Inc. ARBN: 628 199 468
Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia.
T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com

Investors
Chantelle Essa
Vice President Investor Relations
T: +61 477 949 261
E: cessa@coronadoglobal.com

Media
Helen McCombie
Sodali & Co
T: +61 411 756 248
E: helen.mccombie@sodali.com

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QUARTERLY REPORT
JUNE 2025

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Jun Q25	Mar Q25	Change	Jun 2025 YTD	Jun 2024 YTD	Change
ROM production	**Mt**	**7.0**	**5.8**	**20.0%**	**12.9**	**13.4**	**(4.0%)**
Curragh	Mt	3.4	2.4	41.0%	5.9	6.5	(10.2%)
Buchanan	Mt	1.9	1.8	6.5%	3.7	3.5	5.3%
Logan	Mt	1.7	1.6	3.5%	3.3	3.3	(1.6%)
Saleable production	**Mt**	**3.7**	**3.5**	**6.9%**	**7.2**	**7.5**	**(4.2%)**
Curragh	Mt	2.3	2.2	6.8%	4.5	4.8	(7.3%)
Buchanan	Mt	0.9	0.8	10.8%	1.7	1.6	8.0%
Logan	Mt	0.5	0.5	0.7%	1.0	1.1	(7.9%)
Sales volumes	**Mt**	**3.7**	**3.4**	**6.6%**	**7.1**	**7.8**	**(8.7%)**
Curragh	Mt	2.2	2.2	(1.1%)	4.5	5.2	(14.2%)
Buchanan	Mt	0.9	0.8	9.1%	1.7	1.6	9.7%
Logan	Mt	0.5	0.4	47.4%	0.9	1.0	(7.8%)

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them. The Greenbrier mine is currently idle.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (SEC 19 February 2025) (referred to in this report as the FY24 Form 10-K), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures used in this report include (i) Realised Price Per Tonne of Met Coal Sold, which we define as Met Coal revenues divided by metallurgical sales volume; (ii) Average Mining Costs Per Tonne Sold, which we define as mining costs divided by Sales volumes; and (iii) Net (Debt) / Cash, which we define as cash and cash equivalents (excluding restricted cash), less the outstanding aggregate principal amount of interest bearing liabilities.

We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

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QUARTERLY REPORT
JUNE 2025
Coronado
STEEL STARTS HERE

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of Net (Debt) / Cash is shown below for each of the periods presented in this report:

	30 June 2025	31 March 2025
(In US$000, except for volume data, unaudited)	Total Consolidated	Total Consolidated
Cash and cash equivalents	**261,836**	**229,702**
Less: Restricted cash	(252)	(252)
Cash and cash equivalents (excluding restricted cash)	**261,585**	**229,450**
Less: Aggregate principal amount of 9.250% Notes	(400,000)	(400,000)
Less: Aggregate principal amount of the ABL Facility	(75,000)	
Less: Loan – Curragh housing transaction	(25,012)	(24,352)
Net Debt	**(238,427)**	**(194,902)**

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 30 June 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**292,326**	**215,071**	**7,994**	**515,391**
Less: Selling, general and administrative expense	(3)	(13)	(7,584)	(7,600)
Less: Depreciation, depletion and amortization	(20,851)	(24,247)	(410)	(45,508)
Total operating costs	**271,472**	**190,811**	**-**	**462,283**
Less: Other royalties	(27,684)	(10,330)	-	(38,014)
Less: Stanwell rebate	(21,931)	-	-	(21,931)
Less: Freight expenses	(41,031)	(21,675)	-	(62,706)
Less: Other non-mining costs	(1,570)	-	-	(1,570)
Total mining costs	**179,256**	**158,806**	**-**	**338,062**
Sales Volume excluding non-produced coal (Mt)	2.2	1.4	-	3.7
Average mining costs per tonne sold	**$80.6/t**	**$109.6/t**	**-**	**$92.0/t**

	For the three months ended 31 March 2025			
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**355,125**	**198,538**	**8,876**	**562,539**
Less: Selling, general and administrative expense	-	-	(8,333)	(8,333)
Less: Depreciation, depletion and amortization	(16,758)	(23,220)	(543)	(40,521)
Total operating costs	**338,367**	**175,318**	**-**	**513,685**
Less: Other royalties	(32,414)	(8,939)	-	(41,353)
Less: Stanwell rebate	(21,853)	-	-	(21,853)
Less: Freight expenses	(40,624)	(19,564)	-	(60,188)
Less: Other non-mining costs	(1,468)	-	-	(1,468)
Total mining costs	**242,008**	**146,815**	**-**	**388,823**
Sales Volume excluding non-produced coal (Mt)	2.2	1.2	-	3.4
Average mining costs per tonne sold	**$107.6/t**	**$122.6/t**	**-**	**$112.8/t**

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QUARTERLY REPORT
JUNE 2025
Coronado STEEL STARTS HERE

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the six months ended 30 June 2025			
Total costs and expenses	**647,451**	**413,609**	**16,870**	**1,077,930**
Less: Selling, general and administrative expense	(7)	(13)	(15,913)	(15,933)
Less: Depreciation, depletion and amortization	(37,604)	(47,468)	(957)	(86,029)
Total operating costs	**609,840**	**366,128**	**-**	**975,968**
Less: Other royalties	(60,097)	(19,270)	-	(79,367)
Less: Stanwell rebate	(43,784)	-	-	(43,784)
Less: Freight expenses	(81,655)	(41,239)	-	(122,894)
Less: Other non-mining costs	(3,038)	-	-	(3,038)
Total mining costs	**421,266**	**305,619**	**-**	**726,885**
Sales Volume excluding non-produced coal (Mt)	4.5	2.6	-	7.1
Average mining costs per tonne sold	**$94.2/t**	**$115.5/t**	**-**	**$102.1/t**

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated
	For the six months ended 30 June 2024			
Total costs and expenses	**874,248**	**415,083**	**18,018**	**1,307,349**
Less: Selling, general and administrative expense	(34)	-	(17,427)	(17,461)
Less: Depreciation, depletion and amortization	(46,812)	(49,209)	(591)	(96,612)
Total operating costs	**827,402**	**365,874**	**-**	**1,193,276**
Less: Other royalties	(153,450)	(19,135)	-	(172,585)
Less: Stanwell rebate	(57,902)	-	-	(57,902)
Less: Freight expenses	(71,261)	(46,265)	-	(117,526)
Less: Other non-mining costs	(8,027)	(7,371)	-	(15,398)
Total mining costs	**536,762**	**293,103**	**-**	**829,865**
Sales Volume excluding non-produced coal (Mt)	5.2	2.5	-	7.7
Average mining costs per tonne sold	**$103.5/t**	**$116.2/t**	**-**	**$107.7/t**

A reconciliation of Realised Price Per Tonne of Met Coal Sold is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 30 June 2025		
Total Revenues	**259,845**	**208,034**	**467,879**
Less: Other revenues	8,308	234	8,542
Total coal revenues	**251,537**	**207,800**	**459,337**
Less: Thermal coal revenues	20,913	11,096	32,009
Met Coal revenues	**230,624**	**196,704**	**427,328**
Volume of Met Coal sold (Mt)	1.6	1.3	2.9
Average realised Met price per tonne sold	**$147.5/t**	**$149.6/t**	**$148.4/t**

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
	For the three months ended 31 March 2025		
Total Revenues	**273,277**	**175,971**	**449,248**
Less: Other revenues	7,253	544	7,797
Total coal revenues	**266,024**	**175,427**	**441,451**
Less: Thermal coal revenues	15,959	3,990	19,949
Met Coal revenues	**250,065**	**171,437**	**421,502**
Volume of Met Coal sold (Mt)	1.6	1.2	2.8
Average realised Met price per tonne sold	**$152.9/t**	**$149.0/t**	**$151.3/t**

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QUARTERLY REPORT
JUNE 2025

(In US$'000, except for volume data, unaudited)	For the six months ended 30 June 2025 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**533,122**	**384,005**	**917,127**
Less: Other revenues	15,561	778	16,339
Total coal revenues	**517,561**	**383,227**	**900,788**
Less: Thermal coal revenues	36,871	15,086	51,957
Met Coal revenues	**480,690**	**368,141**	**848,831**
Volume of Met Coal sold (Mt)	3.2	2.5	5.7
Average realised Met price per tonne sold	**$150.3/t**	**$149.3/t**	**$149.8/t**

(In US$'000, except for volume data, unaudited)	For the six months ended 30 June 2024 Australian Operations	U.S. Operations	Consolidated
Total Revenues	**894,596**	**447.381**	**1,341,977**
Less: Other revenues	17,502	27,103	44,605
Total coal revenues	**877,094**	**420,278**	**1,297,372**
Less: Thermal coal revenues	39,285	16,892	56,177
Met Coal revenues	**837,809**	**403,386**	**1,241,195**
Volume of Met Coal sold (Mt)	3.8	2.4	6.2
Average realised Met price per tonne sold	**$220.5/t**	**$166.0/t**	**$199.3/t**

A reconciliation of Available Liquidity is shown below for each of the periods presented in this report:

(In US$000, except for volume data, unaudited)	30 June 2025 Total Consolidated	31 March 2025 Total Consolidated
Cash and cash equivalents	**261,836**	**229,702**
Less: Restricted cash	(252)	(252)
Cash and cash equivalents (excluding restricted cash)	**261,585**	**229,450**
Add: Short-term deposits		-
Add: Undrawn available borrowing base under the ABL Facility*	22,432	95,658
Available Liquidity	**284,017**	**325,108**

* Additional available liquidity of up to $75 million subject to adequate borrowing base comprising eligible debtors and inventory. At 30 June 2025, the total borrowing base was $97.4 million with $22.4 million of undrawn availability.

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QUARTERLY REPORT
JUNE 2025

Coronado
STEEL STARTS HERE

GLOSSARY

A$	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average Mining Costs Per Tonne Sold	Refer Non-GAAP Financial Measures section
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Result for all Coronado Global Resources entities in Australia and the United States
H1	First six months of calendar year
HCC	Hard coking coal
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
LTI	Lost Time Injury
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mammoth	Mammoth Underground Mine, in the Curragh Complex
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) benchmark index price
One Curragh Plan	The planned improvement initiatives at the Company's Curragh Mine Complex in Australia.
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per Million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the calendar year

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